Exhibit 107

Calculation of Filing Fee Tables

Form F-1

(Form Type)

QMMM Holdings Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount to be Registered		Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee(1)
Fees to Be Paid	Equity	Ordinary shares, par value US$0.0001 per share (2)	457(a)	1,104,000	(1)	$5	$5,520,000	$147.6 per million	$814.76

Carry Forward Securities	-	-	-	-		-	-	-	-
	Total Offering Amounts						$5,520,000		$814.76
	Total Fees Previously Paid								-
	Total Fee Offsets								-
	Net Fee Due								$814.76

(1)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended (the “Securities Act”). Includes 144,000 additional shares (up to 15% of the ordinary shares offered to the public) that the Underwriter has the option to purchase to cover over-allotments, if any.
(2)	In accordance with Rule 416(a), the Registrant is also registering an indeterminate number of additional ordinary shares that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar transactions.